Exhibit 3.1

Form 4	Formulaire 4
Articles of Amendment	Clauses modificatrices
Canada Business Corporations Act	Loi canadienne sur les sociétés par
(CBCA) (s. 27 or 177)	actions (LCSA) (art. 27 ou 177)

1	Corporate name
Dénomination sociale
COTT CORPORATION
CORPORATION COTT
2	Corporation number
Numéro de la société
4404823
3	The articles are amended as follows
Les statuts sont modifiés de la façon suivante
See attached schedule / Voir l’annexe ci-jointe
4	Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Marni Morgan Poe
813-313-1800

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

IC 3069 (2008/04)

SCHEDULE A

(A) To establish the authorized capital of the Corporation by the creation of an unlimited number of Series A convertible first preferred shares (“Series A First Preferred Shares”) and an unlimited number of Series B non-convertible first preferred shares (“Series B First Preferred Shares”), so that the classes and maximum number of shares that the Corporation is authorized to issue shall be an unlimited number of First Preferred Shares, issuable in series, an unlimited number of first series of First Preferred Shares, designated as Series A First Preferred Shares, an unlimited number of second series of First Preferred Shares, designated as Series B First Preferred Shares, an unlimited number of Second Preferred Shares, issuable in series, an unlimited number of Convertible, Participating Voting Second Preferred Shares, Series 1, and an unlimited number of common shares; and

(B) To provide that the Series A First Preferred Shares and the Series B First Preferred Shares shall, in addition and subject to, the rights, privileges, restrictions and conditions attaching to the first preferred shares as a class, have attached thereto and be subject to the rights, privileges, restrictions and conditions hereinafter set forth:

FIRST PREFERRED SHARES

SERIES A CONVERTIBLE FIRST PREFERRED SHARES

Section 1. Authorized. The Corporation shall be authorized to issue an unlimited number of Series A First Preferred Shares. Series A First Preferred Shares converted, redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and not restored to the status of authorized but unissued Shares of the series. The number of authorized Series A First Preferred Shares may be increased or decreased by the approval of the holders of a majority of the outstanding Series A First Preferred Shares, voting as a separate series, provided that there shall be no decrease in the number of authorized Series A First Preferred Shares to a number less than the number of such series then issued and outstanding.

Section 2. Currency. All payments and distributions on Series A First Preferred Shares or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

Section 3. Ranking.

(a) The Series A First Preferred Shares shall, with respect to the payment of dividends and upon Liquidation rank senior to each other class or series of shares of the Corporation (other than the Series B First Preferred Shares), whether now outstanding or hereafter issued, including, without limitation, the common shares of the Corporation (the “Common Shares”), the Second Preferred Shares and the Convertible Participating Voting Second Preferred Shares, Series 1 (all such junior shares being referred to hereinafter collectively as “Junior Shares”).

(b) The Series A First Preferred Shares shall, with respect to the payment of dividends and rights upon Liquidation rank equally with the Series B First Preferred Shares of the Corporation, whether now outstanding or hereafter issued.

Section 4. Dividends.

(a) The holders of Series A First Preferred Shares shall be entitled to receive a quarterly fixed cumulative dividend in an amount equal to the applicable Dividend Rate (as defined herein) then in effect (the “Dividends”),

(b) Subject to applicable law, Dividends shall be declared and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a Business Day, in which event such Dividends shall be payable on the next succeeding Business Day, without accrual to the actual payment date), commencing on January 1, 2015 (each such payment date being a “Dividend Payment Date,” and the period from the Issue Date of the Series A First Preferred Shares to the first Dividend Payment Date and each such quarterly period thereafter being a “Dividend Period”). The amount of Dividends payable on the Series A First Preferred Shares for any period shall be computed on the basis of a 360-day year and the actual number of days elapsed. Subject to Section 6(c)(7)(B) herein, such Dividends shall be paid to holders of Series A First Preferred Shares before any dividends shall be declared, set apart for or paid upon any Junior Shares.

(c) Dividends, whether or not declared, shall begin to accrue and be cumulative from the Issue Date and shall compound at the relevant rate on each subsequent Dividend Payment Date (i.e., no Dividends shall accrue on another Dividend unless and until any Dividend Payment Date for such other Dividends has passed without such other Dividends having been paid on such date, in which case Dividends will accrue on such unpaid Dividends). If the Corporation does not pay any Dividend in full on any scheduled Dividend Payment Date, such unpaid Dividend will accrue at the then applicable Dividend Rate plus an additional two and one half percent (2.5%) per annum of the Redemption Value of each Series A First Preferred Share from such scheduled Dividend Payment Date to the date that all accumulated Dividends on the Series A First Preferred Shares have been paid in cash in full. Any Dividends accrued and unpaid pursuant to this Section 4(c) on each Dividend Payment Date shall be added to the Redemption Value until such Dividends are paid in cash in full. For the avoidance of doubt, Dividends shall accumulate whether or not in any Dividend Period there have been funds of the Corporation legally available for the payment of such Dividends.

(d) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Dividends then accumulated, such payment shall be distributed pro rata among the holders of Series A First Preferred Shares based upon the Redemption Value on the Series A First Preferred Shares then held by each such holder. When Dividends are not paid in full, all Dividends and any dividends on Series B First Preferred Shares shall be paid pro rata so that the amount of Dividends and any dividends on Series B First Preferred Shares shall in all cases bear to each other the same ratio as accumulated Dividends and accumulated dividends on Series B First Preferred Shares bear to each other.

(e) All Dividends shall be paid in cash.

(f) Dividends shall be payable to the holders of record of Series A First Preferred Shares as they appear on the register of the Corporation at the Close of Business on the relevant record date, which shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Dividend Payment Date.

Section 5. Liquidation, Dissolution or Winding Up.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any return of capital or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs (each, a “Liquidation”), the holders of Series A First Preferred Shares shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) legally available therefor, an amount per Series A First Preferred Share equal to the greater of:

(1) the Redemption Value per share, plus an amount equal to any Dividends accumulated but unpaid thereon (whether or not declared) through the date of Liquidation; and

(2) the payment that holders of Series A First Preferred Shares would have received had such holders, immediately prior to such Liquidation converted their respective Series A First Preferred Shares into Common Shares (at the then applicable Conversion Rate) pursuant to Section 7 immediately prior to such Liquidation.

(the greater of (1) and (2) is referred to herein as the “Liquidation Preference”). Holders of Series A First Preferred Shares will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 5(a) and will have no right or claim to any of the Corporation’s remaining assets.

(b) If, in connection with any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Series A First Preferred Shares and the corresponding amounts payable on the Series B First Preferred Shares, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c) For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation of the Corporation.

Section 6. Voting Rights.

(a) Subject to Section 6(b) and in addition to class voting rights pursuant to applicable law, the holders of Series A First Preferred Shares shall be entitled to (i) vote (in person or by proxy) with the holders of the Common Shares, voting together as a single class, on all matters submitted for a vote of holders of Common Shares, (ii) that number of votes per Series A First Preferred Share as is equal to the number of Common Shares into which each such Series A First Preferred Share is then convertible at the time of the relevant record date (at the then applicable Conversion Rate) and (iii) notice of all shareholders’ meetings (or pursuant to any action by written consent) in accordance with the Corporation’s Articles of Amalgamation and By-laws as if the holders of Series A First Preferred Shares were holders of Common Shares.

(b) Subject to applicable law, Section 6(c), Section 6(d) and any other provisions to the contrary herein:

(1) from and after the Issue Date until June 12, 2016, the holders of shares of Series A First Preferred Shares shall have no voting rights pursuant to Sections 6(a)(i) and (ii) above;

(2) from June 13, 2016 until December 12, 2017, the holders of Series A First Preferred Shares shall have voting rights pursuant to Sections 6(a)(i) and (ii) above; provided, however, that, with respect to the election of directors to the Board only and subject to Section 6(d), each holder of Series A First Preferred Shares shall cast votes on his, her or its shares in the same proportion as the Corporation’s holders of Common Shares (e.g., if a director nominee receives 90% of the votes cast by the holders of Common Shares, with 5% against and 5% abstaining, then each holder of Series A First Preferred Shares shall cast 90% of his, her or its votes for such director nominee, 5% against, and abstain from voting Series A First Preferred Shares equivalent to 5% of the votes on an as-converted basis); and

(3) after December 12, 2017, the holders of shares of Series A First Preferred Shares shall have voting rights pursuant to Sections 6(a)(i) and (ii) above without restriction.

(c) In addition to, and not in substitution for, the rights and privileges afforded to the holders of a class of issued shares under applicable law, for so long as any Series A First Preferred Shares remain outstanding, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least two-thirds (2/3) of the then outstanding shares of Series A First Preferred Shares voting separately as a series, take any of the following actions:

(1) Any change, amendment, alteration or repeal (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) of any provisions of the Corporation’s Articles of

Amalgamation or By-laws that amends, modifies or adversely affects the rights, preferences, privileges, conditions or voting powers of the Series A First Preferred Shares;

(2) Any issuance or reclassification of shares of the Corporation (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) that would rank equal or senior to the Series A First Preferred Shares, with respect to the Liquidation of the Corporation or with respect to the declaration or payment of dividends, including, for the avoidance of doubt, the issuance of any Series A First Preferred Shares or Series B First Preferred Shares;

(3) Any voluntary initiation of any Liquidation of the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(4) Any material change to the tax or accounting policies of the Corporation, except any changes required by applicable law or pursuant to GAAP;

(5) Except as provided in Section 6(d) or Section 6(k) below, any increase in the number of members of the Board if such increase would result in the Board having more than eleven (11) members;

(6) Any incurrence, assumption or refinancing of any Indebtedness of the Corporation or any of its Subsidiaries to the extent that, immediately after giving effect to such incurrence, assumption or refinancing, the ratio of (A) the consolidated Indebtedness of the Corporation and its Subsidiaries that would be stated on the balance sheet of the Corporation and its Subsidiaries as of the date of determination (determined on a consolidated basis in accordance with GAAP) minus the lesser of (i) the amount of cash and cash equivalents (except for Restricted Cash) that would be stated on the balance sheet of the Corporation and its Subsidiaries and held by the Corporation and its Subsidiaries as of the date of determination (determined on a consolidated basis in accordance with GAAP) and (ii) $75,000,000 to (B) the EBITDA of the Corporation and its Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, assumed or refinanced (the “Reference Period”), would not be less than a ratio of 5.0-to-1.0 on a pro forma basis (calculated in accordance with GAAP and Regulation S-X promulgated by the United States Securities and Exchange Commission) after giving effect to such incurrence, assumption or refinancing and the use of the proceeds therefrom as if such events had occurred on the first day of the Reference Period, provided, however, in the case of any revolving credit facility, Indebtedness shall be deemed to be incurred on the date that the commitments are entered into and not on the date of subsequent borrowings and shall be deemed to be outstanding continuously until such revolving credit facility is terminated and, for this purpose, the amount of the commitment under the Credit Agreement shall be deemed to be equal to $328,000,000.

(7) Any declaration or payment of any dividend or distribution (or any money made available for a sinking fund for the payment of any dividend or distribution) upon any Junior Shares, or the redemption of any Junior Shares, or the purchase for cancellation, payment or acquisition for any consideration (or any money made available for a sinking fund for the redemption) of any Junior Shares by the Corporation, directly or indirectly; provided, however, that the foregoing limitation shall not apply to:

(A) purchases, redemptions or other acquisitions of Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Corporation or any of its Subsidiaries; or

(B) regular quarterly dividends to holders of Common Shares in an amount not to exceed US$0.06 per share; provided, however, that no dividends shall be declared or paid without a vote of the holders of Series A First Preferred Shares pursuant to this Section 6(c) if one or more quarterly Dividends have not been paid in full on any Dividend Payment Date until such time as all such Dividends have been paid in full; or

(8) Any issuance of Equity Securities by any Subsidiary of the Corporation to any Person other than the Corporation or a direct or indirect wholly-owned Subsidiary of the Corporation, any acquisition of Equity Securities of any Person other than a wholly-owned Subsidiary of the Corporation or any of its direct or indirect wholly-owned Subsidiaries, or any transfer or other transaction (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) resulting in the Corporation or any of its Subsidiaries owning Equity Securities of any Person other than a wholly-owned Subsidiary of the Corporation or any of its direct or indirect wholly-owned Subsidiaries.

(d) Notwithstanding Section 6(c)(5) above and any other restrictions on the right to vote set forth herein, if at any time Dividends payable in respect of the Series A First Preferred Shares have not been declared and paid for the equivalent of six (6) or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Preferred Dividend Default”), then the holders of Series A First Preferred Shares shall be entitled to, voting separately as a series (in person or by proxy), nominate and elect two (2) additional directors to serve on the Board (each, a “Preferred Share Director”) and are entitled to receive notice of and attend all meetings of shareholders of the

Corporation at which directors are to be elected. In such a case, the number of directors serving on the Board at that time shall be increased by two (2), and, for clarity, no sitting director of the Corporation will be forced to resign to accommodate a Preferred Share Director.

(e) The election of Preferred Share Directors upon a Preferred Dividend Default shall take place:

(1) if the Corporation receives the request for a special meeting more than ninety (90) calendar days before the date fixed for the Corporation’s next annual meeting of shareholders, at a special meeting for such purpose called by the holders of at least ten percent (10%) of the outstanding Series A First Preferred Shares, or, if the Corporation receives the request for a special meeting within ninety (90) calendar days before the date fixed for the Corporation’s next annual or special meeting of shareholders, at such annual or special meeting of shareholders; and

(2) at each subsequent meeting (or special meeting held in its place) until all accrued and unpaid Dividends for all complete Dividend Periods prior to the date of payment plus the Dividend for the then-current Dividend Period have been paid in full, or declared and a sum sufficient for such payment in cash is set aside for payment.

(f) At any meeting held for the purpose of electing a Preferred Share Director, the presence in person or by proxy of the holders of at least a majority of the outstanding Series A First Preferred Shares shall be required to constitute a quorum and the Preferred Share Directors shall be elected by a majority of the votes cast (in person or by proxy) by the holders of Series A First Preferred Shares, voting separately as a series. Despite the prior sentence, if proper notice of a meeting of holders of Series A First Preferred Shares is given, specifying the purpose of or the business to be transacted at the meeting, and a quorum of holders of Series A First Preferred Shares is not present, a second meeting of holders of Series A First Preferred Shares may be held on 48 hours written notice to transact the business specified in the original notice. Subject to applicable law, the holders of Series A First Preferred Shares present at the second meeting constitute a quorum and the business specified in the original notice may be transacted by a majority vote of those holders of Series A First Preferred Shares in attendance (in person or by proxy) at the second meeting, voting as a class. In addition to the foregoing, holders of Series A First Preferred Shares shall be entitled to one (1) vote (in person or by proxy) for each Series A First Preferred Share held on any matter submitted for a vote by the Board.

(g) Preferred Share Directors shall hold office from election until the earlier of:

(1) his or her resignation, death, bankruptcy or incapacity;

(2) the election of his/her successor in the manner as provided herein;

(3) his/her removal by holders of a majority of Series A First Preferred Shares, voting as a separate class; or

(4) the date on which all such unpaid Dividends have been paid in full, or declared and a sum sufficient for such payment in cash is set aside for payment to the holders of the Series A First Preferred Shares and the Series B First Preferred Shares.

(h) Any vacancy occurring among the Preferred Share Directors may only be filled by the holders of the Series A First Preferred Shares, voting separately as a class.

(i) The right of the holders of the Series A First Preferred Shares to elect the Preferred Share Directors continues until the date on which all such unpaid Dividends have been paid in full, or declared and a sum sufficient for such payment in cash is set aside for payment to the holders of the Series A First Preferred Shares and shall not apply at any meeting if or to the extent that the Preferred Share Directors, whose terms of office do not expire at such meeting, have been previously elected by the holders of the Series A First Preferred Shares, voting separately as a class. Notwithstanding anything contained in the Corporation’s Articles of Amalgamation or By-laws, upon any termination of the right of the holders of Series A First Preferred Shares to elect the Preferred Share Directors as provided in this section, the term of office of any Preferred Share Director shall terminate and the entire Board shall be reduced accordingly so that there is no vacancy on the Board.

(j) If and when all such Dividends have been paid in full, or declared and a sum sufficient for such payment in cash is set aside for payment, holders of the Series A First Preferred Shares shall be divested of the voting rights set forth in Section 6(d) (subject to re-vesting in the event of any subsequent Preferred Dividend Defaults).

(k) Section 6(c)(5) shall not apply to any increase in the number of members of the Board resulting from contractual rights of the initial holders of Series A Preferred Shares to appoint directors to the Board after conversion of the Series A Preferred Shares to Common Shares.

Section 7. Conversion.

(a) Optional Conversion. At any time following the third (3rd) anniversary of the Issue Date, each holder of Series A First Preferred Shares shall have the right, at such holder’s option, to convert any or all of such holder’s Series A First Preferred Shares into a number of Common Shares equal to the product of the aggregate Redemption Value of the Series A First Preferred Shares to be converted divided by US$1,000.00 multiplied by the Conversion Rate then in effect, plus cash in lieu of fractional shares, as set out in Section 10(i), plus an amount in cash per Series A First

Preferred Share equal to all accrued but unpaid Dividends (whether or not declared) on such Series A First Preferred Share to but excluding the applicable Conversion Date, out of funds legally available therefor. If the Corporation does not pay in cash such accrued but unpaid dividends on such shares, then, without limiting the right of the holders of Series A First Preferred Shares hereunder, at the option of each holder of the Series A First Preferred Shares, such amount may be added to the Redemption Value of the Series A First Preferred Shares for the purposes of determining the amount of Common Shares issuable upon conversion of the Series A First Preferred Shares.

(b) Conversion Rate. The “Conversion Rate” means 159.236 shares, subject to adjustment in accordance with the rights, privileges, restrictions and conditions of the Series A First Preferred Shares as set out herein.

(c) Conversion Procedures. A holder must do each of the following in order to convert its Series A First Preferred Shares pursuant to this Section 7:

(1) complete and manually sign the conversion notice provided by the Conversion Agent, and deliver such notice to the Conversion Agent;

(2) deliver to the Conversion Agent the certificate or certificates representing the Series A First Preferred Shares to be converted (or, if such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation);

(3) if required, furnish appropriate endorsements and transfer documents in form and substance reasonably acceptable to the Corporation; and

(4) if required, pay any share transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 8.

The “Conversion Date” means the date on which a holder complies in all respects with the procedures set forth in this Section 7(c).

(d) Effect of Conversion. Effective immediately prior to the Close of Business on the Conversion Date applicable to any Series A First Preferred Shares, but subject to the actual conversion occurring, Dividends shall no longer accrue or be declared on any Series A First Preferred Shares so converted and such Series A First Preferred Shares shall cease to be outstanding.

(e) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Shares and, to the extent applicable, cash, issuable upon conversion of Series A First Preferred Shares on a Conversion Date shall be treated for all purposes as the record holder(s) of such Common Shares and/or cash as of the Close of Business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable holder with the relevant conversion procedures contained in Section 7(c) (and in any event no later than three (3) Trading Days thereafter), the Corporation shall issue the number of

Common Shares issuable upon conversion (and deliver payment of cash in lieu of fractional shares). Such delivery of Common Shares and, if applicable, cash shall be made, at the option of the applicable holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice. If fewer than all of the Series A First Preferred Shares held by any holder hereto are converted pursuant to Section 7(a), then a new certificate representing the unconverted Series A First Preferred Shares shall be issued to such holder concurrently with the issuance of the certificates (or book-entry shares) representing the applicable Common Shares. In the event that a holder shall not by written notice designate the name in which Common Shares and, to the extent applicable, cash to be delivered upon conversion of Series A First Preferred Shares should be registered or paid, or the manner in which such shares and, if applicable, cash should be delivered, the Corporation shall be entitled to register and deliver such shares and, if applicable, cash in the name of the holder and in the manner shown on the records of the Corporation.

(f) Status of Converted or Acquired Shares. Series A First Preferred Shares duly converted in accordance with the rights, privileges, restrictions and conditions of the Series A First Preferred Shares as set out herein, or otherwise acquired by the Corporation in any manner whatsoever, shall be retired promptly after the acquisition thereof.

Section 8. Taxes.

(1) Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”)), each holder of Series A First Preferred Shares and the Corporation agree not to treat the Series A First Preferred Shares (based on their terms as set forth herein) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

(2) The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (x) the issue of the Series A First Preferred Shares and (y) the issue of Common Shares upon conversion of the Series A First Preferred Shares. However, in the case of conversion of Series A First Preferred Shares, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Common Shares or Series A First Preferred Shares in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.

(3) Each holder of Series A First Preferred Shares and the Corporation agree to cooperate with each other in connection with any redemption of part of Series A First Preferred Shares and to use good faith efforts to structure such redemption so that such redemption may be treated as a sale or exchange pursuant to Section 302 of the Code; provided, that nothing in this Section 8 shall require the Corporation to purchase any Series A First Preferred Shares; and provided, further, that the Corporation makes no representation or warranty in this Section 8 regarding the tax treatment of any redemption of Series A First Preferred Shares.

Section 9. Redemption and Repurchase.

(a) Optional Redemption. The Series A First Preferred Shares may be redeemed, in whole or in part, at any time, at the option of the Corporation, upon giving notice of redemption pursuant to Section 9(c), at a redemption price per share equal to (1) the sum of the Redemption Value per share of the Series A First Preferred Shares to be redeemed plus (2) an amount equal to any Dividends accumulated but unpaid thereon (whether or not declared) to but excluding the date of redemption; provided, however, that the Series A First Preferred Shares shall not be redeemed, in whole or in part, at any time any Series B First Preferred Shares of the Corporation remain issued and outstanding. Notwithstanding anything herein to the contrary, at any time the Series A First Preferred Shares are convertible pursuant to Section 7(a), the holders of Series A First Preferred Shares may, at their option, elect to exercise any conversion rights for a period of thirty (30) days following the receipt of notice of redemption as provided in Section 9(c) in lieu of the redemption of any Series A First Preferred Shares.

(b) Repurchase at the Option of the Holder Upon a Change of Control. Upon the occurrence of a Change of Control, each holder of Series A First Preferred Shares shall have the right to require the Corporation to repurchase, by irrevocable written notice to the Corporation, all or any portion of such holder’s Series A First Preferred Shares at a purchase price per share equal to the sum of (1) the Redemption Value per share of the Series A First Preferred Shares plus (2) an amount equal to accrued but unpaid Dividends (whether or not declared) on such Series A First Preferred Shares to but excluding the date of repurchase.

No earlier than sixty (60) days and no later than thirty (30) days prior to the occurrence of a Change of Control, the Corporation shall send notice by first-class mail, postage prepaid, addressed to the holders of record of the Series A First Preferred Shares at their respective last addresses appearing on the books of the Corporation stating (1) that a Change of Control is expected to occur, (2) the date that the Change of Control is expected to occur, (3) that all Series A First Preferred Shares tendered prior to a Business Day no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed shall be accepted for repurchase and (4) the procedures that holders of the Series A First Preferred Shares must follow in order for their Series A First Preferred Shares to be repurchased, including the place or places where certificates for such shares are to be surrendered for payment of the repurchase price. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A First Preferred Shares designated for repurchase shall not affect the validity of the proceedings for the repurchase of any other Series A First Preferred Shares. The repurchase of Series A First Preferred Shares pursuant to this Section 9(b) shall occur simultaneously with the consummation of the Change of Control.

(c) Notice of Redemption at the Option of the Corporation. Notice of every redemption of Series A First Preferred Shares pursuant to Section 9(a) shall be given by first-class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption. Any notice mailed as provided in this Section 9(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A First Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A First Preferred Shares. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of the Series A First Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price in respect of such shares. Notwithstanding the foregoing, at any time after the Series A First Preferred Shares become convertible pursuant to Section 7, the Corporation may not redeem any Series A First Preferred Shares unless such holders have failed to exercise their conversion rights pursuant to Section 7(a) for a period of thirty (30) days following receipt of a notice of redemption.

(d) Partial Redemption. In case of any redemption of part of the Series A First Preferred Shares at the time outstanding pursuant to this Section 9, the shares to be redeemed shall be redeemed pro rata. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which the Series A First Preferred Shares shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least US $1 billion and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three (3) years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares. Notwithstanding the foregoing, at any time after the Series A First Preferred Shares become convertible pursuant to Section 7, the Corporation may not redeem any Series A First Preferred Shares unless such holders have failed to exercise their conversion rights pursuant to Section 7(a) for a period of thirty (30) days following receipt of a notice of redemption.

Section 10. Anti-Dilution Provisions.

(a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(1) the issuance of Common Shares as a dividend or distribution to all or substantially all holders of Common Shares, or a subdivision or combination of Common Shares or a reclassification of Common Shares into a greater or lesser number of Common Shares, in which event the Conversion Rate will be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification;

OS0 = the number of Common Shares outstanding immediately prior to the Close of Business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification; and

OS1 = the number of Common Shares that would be outstanding immediately after, and solely as a result of, the completion of such event (including, for the avoidance of doubt, a number of Common Shares equal to OS0 in the event of a dividend or distribution that does not involve the surrender or exchange of Common Shares).

Any adjustment made pursuant to this clause (1) shall be effective immediately prior to the Open of Business on the Trading Day immediately following the

Record Date, in the case of a dividend or distribution, or the effective date in the case of a subdivision, combination or reclassification. If any such event is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(2) the dividend, distribution or other issuance to all or substantially all holders of Common Shares of rights (other than a distribution of rights issued pursuant to a shareholders rights plan, to the extent such rights are attached to Common Shares (in which event the provisions of Section 10(a)(5) shall apply)), options or warrants entitling them to subscribe for or purchase Common Shares for a period expiring sixty (60) days or less from the date of issuance thereof, at a price per share that is less than the Market Price on the Trading Day immediately preceding the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend, distribution or issuance;

CR1 = the new Conversion Rate in effect immediately following the Close of Business on the Record Date for such dividend, distribution or issuance;

OS0 = the number of Common Shares outstanding immediately prior to the Close of Business on the Record Date for such dividend, distribution or issuance;

X = the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y = the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the Market Price on the Trading Day immediately preceding the Record Date for such dividend, distribution or issuance.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to purchase the Common Shares at a price per share that is less than the Market Price on the Trading Day immediately preceding the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the fair market value thereof (as determined in good faith by the Board).

Any adjustment made pursuant to this clause (2) shall become effective immediately prior to the Open of Business on the Trading Day immediately following the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or Common Shares are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Common Shares actually delivered.

(3) the Corporation or one or more of its subsidiaries make purchases of Common Shares pursuant to a tender offer or exchange offer by the Corporation or a subsidiary of the Corporation for all or any portion of the Common Shares, where the cash and value of any other consideration included in the payment per Common Share validly tendered or exchanged exceeds the Market Price of the Common Shares on the Trading Day prior to the last day (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), in which event the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Expiration Date;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the Expiration Date;

AC = the fair market value (as determined in good faith by the Board), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”);

OS1 = the number of Common Shares outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), excluding any Purchased Shares;

OS0 = the number of Common Shares outstanding immediately before the Expiration Time, including any Purchased Shares; and

SP1 = the arithmetic average of the VWAP (as defined below) for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately succeeding the Expiration Date.

Any adjustment made pursuant to this clause (3) shall become effective immediately prior to the Open of Business on the Trading Day immediately following the Expiration Date. In the event that the Corporation or any of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer or exchange offer but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(4) the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Shares (subject to an exception for cash in lieu of fractional shares) shares of any class of Equity Securities (other than Common Shares as covered by Section 10(a)(1)), evidences of its indebtedness, cash, assets, other property or securities or rights, options or warrants to acquire Equity Securities or other securities, but excluding (A) dividends or distributions referred to in Section 10(a)(1) hereof, (B) rights, options or warrants referred to in Section 10(a)(2) hereof or distributed in connection with a shareholder rights plans (in which event the provisions of Section 10(a)(5) to the extent applicable shall apply) and (C) regular quarterly dividends or distributions paid exclusively in cash in an amount not to exceed US$0.06 per share, then, in each such case the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0 = the Market Price on the Trading Day immediately preceding the Record Date for such dividend or distribution; and

C = the fair market value (as determined in good faith by the Board) of the portion of Distributed Property distributed with respect to each outstanding Common Share on the Record Date for such dividend or distribution; provided, that, if C is equal to or greater than SP0, then in lieu of the foregoing adjustment, the Corporation shall distribute to each holder of Series A First Preferred Shares on the date the applicable Distributed Property is distributed to holders of Common Shares, but without requiring such holder to convert its Series A First Preferred Shares the amount of Distributed Property such holder would have received had such holder owned a number of Common Shares equal to the Conversion Rate on the Record Date fixed for determination for shareholders entitled to receive such distribution.

(5) If the Corporation has a shareholder rights plan in effect with respect to the Common Shares on the Conversion Date, upon conversion of any Series A First Preferred Shares, holders of such shares will receive, in addition to the shares of Common Shares, the rights under such rights plan relating to such Common Shares, unless, prior to the Conversion Date, the rights have (i) become exercisable or (ii) separated from the Common Shares (the first of such events to occur being the “Trigger Event”), in either of which cases the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of the Common Shares as described in Section 10(a)(2) (without giving effect to the 60-day limit on the exercisability of rights, options and warrants ordinarily subject to such Section 10(a)(2)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such shareholder rights are exchanged by the Corporation for Common Shares, the Conversion Rate shall be appropriately readjusted as if such shareholder rights had not been issued, but the Corporation had instead issued the Common Shares issued upon such exchange as a dividend or distribution of Common Shares subject to Section 10(a)(1). Notwithstanding the preceding provisions of this paragraph, no adjustment shall be required to be made to the Conversion Rate with respect to any holder of Series A First Preferred Shares which is, or is an “affiliate” or “associate” of, an “acquiring person” under such shareholder rights plans or with respect to any direct or indirect transferee of such holder who receives Series A First Preferred Shares in such transfer after the time such holder becomes, or its affiliate or associate becomes, an “acquiring person.”

(6) If the Corporation, at any time or from time to time while any of the Series A First Preferred Shares is outstanding, shall issue Common Shares or any other security convertible into, exercisable or exchangeable for Common Shares (such Common Shares or other security, “Equity-Linked Securities”) (other than (i) an Excluded Issuance, (ii) Common Shares issued upon conversion of the Series A First Preferred Shares and (iii) rights, options, warrants or other distributions referred to in Sections 10(a)(2) and 10(a)(4)), the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the issuance of such Equity-Linked Securities;

CR1 = the new Conversion Rate in effect immediately after the issuance of such Equity-Linked Securities;

AC = the aggregate consideration paid or payable for such Equity-Linked Securities;

OS0 = the number of Common Shares outstanding immediately before the issuance of Equity-Linked Securities;

OS1 = the number of Common Shares outstanding immediately after the issuance of Equity-Linked Securities and giving effect to any Common Shares issuable upon conversion, exercise or exchange of such Equity-Linked Securities; and

SP = the Market Price on the date of issuance of such Equity-Linked Securities.

The adjustment shall become effective immediately after such issuance.

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one Common Share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

(c) When No Adjustment Required.

(1) Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing, or for the repurchase of Common Shares.

(2) Except as otherwise provided in this Section 10, no adjustment of the Conversion Rate shall be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any shareholder rights plans.

(3) Notwithstanding the foregoing, no adjustment to the Conversion Rate shall be made:

(A) upon the issuance of any Common Shares or options or rights to purchase such shares pursuant to any present or future employee, director, manager or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(B) upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date; or

(C) for accrued and unpaid dividends on the Series A First Preferred Shares.

(d) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 10 under more than one subsection hereof (other than where holders of Series A First Preferred Shares are entitled to elect the applicable adjustment, in which case such election shall control), such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 10 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f) Other Adjustments. The Corporation may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 10, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of Common Shares resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.

(g) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 10, the Corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Corporation makes an adjustment pursuant to Section 10(f):

(1) compute the adjusted applicable Conversion Rate in accordance with this Section 10 and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(2) provide a written notice to the holders of the Series A First Preferred Shares of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(h) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any holder of Series A First Preferred Shares to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any officer’s certificate delivered pursuant to Section 10(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities or property, that may at the time be issued or delivered with respect to any Series A First Preferred Shares; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent, if other than the Corporation, shall not be responsible for any failure of the Corporation to issue, transfer or deliver any Common Shares pursuant to the conversion of Series A First Preferred Shares or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 10.

(i) Fractional Shares. No fractional Common Shares will be delivered to the holders of Series A First Preferred Shares upon conversion. In lieu of fractional shares otherwise issuable, holders of Series A First Preferred Shares will be entitled to receive an amount in cash equal to the fraction of Common Shares, multiplied by the Closing Price of the Common Shares on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of Common Shares to be delivered to a holder of Series A First Preferred Shares upon the conversion of such holder’s Series A First Preferred Shares will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of Series A First Preferred Shares of such holder that are being converted on any single Conversion Date.

(j) Reorganization Events. In the event of:

(1) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which the Common Shares (but not the Series A First Preferred Shares) are changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another person;

(2) any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Corporation, in each case pursuant to which the Common Shares (but not the Series A First Preferred Shares) are converted into cash, securities or other property; or

(3) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Shares (but not the Series A First Preferred Shares) into other securities,

(each of which is referred to as a “Reorganization Event”) each Series A First Preferred Share outstanding immediately prior to such Reorganization Event will, without the consent of the holders of Series A First Preferred Shares unless required under Section 6(c) and subject to Section 10(k), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the holder of such Series A First Preferred Share would have received in such Reorganization Event had such holder converted its Series A First Preferred Shares into the applicable number of Common Shares immediately prior to the effective date of the Reorganization Event, assuming that such holder is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Shares held by Affiliates of a Constituent Person and non-Affiliates; provided, that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Common Share held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof, then for the purpose of this Section 10(j), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares.

(k) Exchange Property Election. In the event that the holders of Common Shares have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Exchange Property that the holders of Series A First Preferred Shares shall be entitled to receive shall be determined by the holders of a majority of the outstanding Series A First Preferred Shares on or before the earlier of (i) the deadline for elections by holders of Common Shares and (ii) two (2) Business Days before the anticipated effective date of such Reorganization Event. The number of units of Exchange Property for each Series A First Preferred Share converted following the effective date of such Reorganization Event shall be determined from among the choices made available to the holders of the Common Shares and based on the per share amount as of the effective date of the Reorganization Event, determined as if the references to “Common Shares” herein were to “units of Exchange Property.”

(l) Successive Reorganization Events. The above provisions of Section 10(j) and Section 10(k) shall similarly apply to successive Reorganization Events and the provisions of this Section 10 shall apply to any shares in the capital (or in the capital of any other issuer) received by the holders of the Common Shares in any such Reorganization Event.

(m) Reorganization Event Notice. The Corporation (or any successor) shall, no less than twenty (20) Business Days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A First Preferred Shares of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

(n) Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless

(i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A First Preferred Shares into the Exchange Property in a manner that is consistent with and gives effect to this Section 10, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A First Preferred Shares into shares of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event, or in the case of a Reorganization Event described in Section 10(j)(2), an exchange of Series A First Preferred Shares for the shares of the Person to whom the Corporation’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided herein.

(o) Restriction on Adjustments and Transactions. Notwithstanding the foregoing, if any of the transactions described in this Section 10 would result in an adjustment to the Conversion Rate such that the Series A First Preferred Shares would be convertible in the aggregate into more than 19.90% of the Common Shares outstanding on the Issue Date (subject to adjustment as described in this Section 10), then the Company shall not effect such transaction without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of Common Shares required by a securities exchange on which the Common Shares are listed or admitted to trading in order to permit the Series A First Preferred Shares to be convertible into such number of Common Shares. Notwithstanding anything herein to the contrary, any right of the Series A First Preferred Shares in these Articles of Amalgamation may be waived by the written consent or affirmative vote at a meeting called for that purpose by holders of at least two-thirds (2/3) of the then outstanding shares of Series A First Preferred Shares, voting separately as a series.

Section 11. Reservation of Shares. The Corporation shall at all times when the Series A First Preferred Shares shall be outstanding reserve and keep available, free from preemptive rights, for issuance upon the conversion of Series A First Preferred Shares, such number of its authorized but unissued Common Shares as will from time to time be sufficient to permit the conversion of all outstanding Series A First Preferred Shares. Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series A First Preferred Shares, the Corporation shall comply with all applicable laws and regulations which require action to be taken by the Corporation.

Section 12. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 prior to or at the Close of Business on a Business Day and electronic confirmation of receipt is received by the sender, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than the Close of Business on any Business Day, (iii) the Business Day following the date of mailing, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, attention: Chief Executive Officer and General Counsel, or (ii) if to a holder of Series A First Preferred Shares, to the address or facsimile number appearing on the Corporation’s shareholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section 12. Notwithstanding the foregoing, if the Series A First Preferred Shares are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series A First Preferred Shares in any manner permitted by such facility.

Section 13. Certain Definitions.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” with respect to any person shall have the meaning specified pursuant to part 1.3 of National Instrument 46-106 – Prospectus and Registrations Exemptions, promulgated under the Securities Act (Ontario); provided, however, that (i) portfolio companies in which any person or any of its Affiliates has an investment shall not be deemed an Affiliate of such person, and (ii) the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of Crestview for purposes of the rights, privileges, restrictions and conditions of the Series A First Preferred Shares. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) when used in respect of any Person shall have the meaning specified pursuant to part 1.4 of National Instrument 46-106 – Prospectus and Registrations Exemptions, promulgated under the Securities Act (Ontario).

“Beneficially Own” shall mean to have “beneficial ownership” as such term is defined in the Canada Business Corporations Act and shall include, without limitation, any Person that “beneficially owns” securities for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, promulgated under the Securities Act (Ontario).

“Board” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Toronto, Ontario generally are authorized or obligated by law, regulation or executive order to close.

“Change of Control” shall mean the occurrence of any of the following:

(1) any Person (other than Crestview) shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Corporation’s Equity Securities entitling such Person to exercise fifty percent (50%) or more of the total voting power of all classes of Voting Shares of the Corporation, which shall not include the Series A First Preferred Shares, other than an acquisition by the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s employee benefit plans (for purposes of this clause (1), “Person” shall include, without limitation, any syndicate or group);

(2) the Corporation (i) merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation conveys, sells, transfers or leases all or substantially all of the Corporation’s assets to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Shares are exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

(a) that does not result in a reclassification, conversion, exchange or cancellation of the Corporation’s outstanding Common Shares; or

(b) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Common Shares solely into common shares of the surviving entity; or

(c) where the Voting Shares outstanding immediately prior to such transaction are converted into or exchanged for Voting Shares of the surviving or transferee Person constituting a majority of the outstanding Voting Shares of such surviving or transferee Person (immediately after giving effect to such issuance) and no Person has the right to exercise fifty percent (50%) or more of the total voting power of all classes of Voting Shares of the Corporation which, for the avoidance of doubt, shall not include the Series A First Preferred Shares; or

(3) the Common Shares cease to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, Nasdaq Global Market or the Toronto Stock Exchange (or any of their respective successors); or

(4) any transaction or series of transactions having substantially the same effect as any of the foregoing.

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

“Closing Price” shall mean the price per share of the final trade of the Common Shares on the applicable Trading Day on the principal United States securities exchange on which the Common Shares are listed or admitted to trading.

“Code” shall have the meaning ascribed to it in Section 8.

“Common Shares” shall have the meaning ascribed to it in Section 3.

“Constituent Person” shall have the meaning ascribed to it in Section 10(j).

“Conversion Agent” shall have the meaning ascribed to it in Section 18.

“Conversion Date” shall have the meaning ascribed to it in Section 7(c).

“Conversion Rate” shall have the meaning ascribed to it in Section 7(b).

“Corporation” shall mean Cott Corporation.

“Credit Agreement” shall mean the Credit Agreement, dated as of August 17, 2010, among the Corporation, Cott Beverages Inc., a Georgia corporation, Cliffstar LLC, a Delaware limited liability company, and Cott Beverages Limited, a company organized under the laws of England and Wales, as Borrowers, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as UK Security Trustee, JPMorgan Chase Bank, N.A., as Administrative Agent and Administrative Collateral Agent, and General Electric Capital Corporation, as Co-Collateral Agent (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of April 19, 2012, as further amended by that certain Amendment No. 2 to Credit Agreement, dated as of July 19, 2012, as further amended by that certain Amendment No. 3 to Credit Agreement, dated as of October 22, 2013, as further amended by that certain Amendment No. 4 to Credit Agreement, dated as of May 28, 2014, and as amended on the Issue Date pursuant to that certain Amendment No. 5 but for the avoidance of doubt, without giving effect to any subsequent amendment, restatement, supplement or modification thereof).

“Crestview” shall mean Crestview DSW Investors, L.P. and any of its Affiliates, any successor entity and any other investment fund, vehicle or similar entity of which such person or an Affiliate, advisor or manager of such person serves as the general partner, manager or advisor.

“Distributed Property” shall have the meaning ascribed to it in Section 10(a)(4).

“Dividend” shall have the meaning ascribed to it in Section 4(a).

“Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Dividend Period” shall have the meaning ascribed to it in Section 4(b).

“Dividend Rate” shall mean, in each case:

From the Issue Date until the first	9.0% per annum of the Redemption Value
anniversary of the Issue Date,	of each Series A First Preferred Share.

From the day after the first anniversary	10.0% per annum of the Redemption Value
of the Issue Date,	of each Series A First Preferred Share.

From the day after the second	11.0% per annum of the Redemption Value
anniversary of the Issue Date,	of each Series A First Preferred Share.

From the day after the third anniversary	12.0% per annum of the Redemption Value
of the Issue Date,	of each Series A First Preferred Share.

From the day after the fourth	13.0% per annum of the Redemption Value
anniversary of the Issue Date,	of each Series A First Preferred Share.

From the day after the fifth anniversary	14.0% per annum of the Redemption Value
of the Issue Date,	of each Series A First Preferred Share.

“EBITDA” shall have the meaning ascribed to it in the Credit Agreement.

“Equity-Linked Securities” shall have the meaning ascribed to it in Section 10(a)(6).

“Equity Securities” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity securities issued by the Corporation.

“Exchange Property” shall have the meaning ascribed to it in Section 10(j).

“Excluded Issuance” shall mean, any issuances of (1) Equity Securities or options to purchase Equity Securities to employees, directors, managers, officers or consultants of or to the Corporation or any of its Subsidiaries pursuant to an option or incentive compensation or similar plan outstanding as of the date hereof or, subsequent to the date hereof, approved by the Board or a duly authorized committee of the Board, (2) securities as consideration for any bona fide merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Corporation, whereby the Corporation’s securities comprise, in whole or in part, the consideration paid by the Corporation in such transaction, (3) Common Shares issued at a price to the public (i.e., without giving effect to any underwriter or placement agent discounts, commissions or fees or issuer costs, whether or not such issuance is actually a public offering) equal to or greater than the Market Price on the Trading Day immediately preceding the earlier of (x) the date on which the sale or issuance is publicly announced and (y) the date on which the price for such sale or issuance is agreed or fixed, and (4) Equity-Linked Securities issued with an exercise or conversion price equal to or greater than the Market Price on the Trading Day immediately preceding the earlier of (x) the date on which the sale or issuance is publicly announced and (y) the date on which the price for such sale or issuance is agreed or fixed.

“Expiration Date” shall have the meaning ascribed to it in Section 10(a)(3).

“Expiration Time” shall have the meaning ascribed to it in Section 10(a)(3).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Indebtedness” shall have the meaning ascribed to it in the Credit Agreement.

“Issue Date” shall mean December 12, 2014.

“Junior Shares” shall have the meaning ascribed to it in Section 3.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“Market Price” shall mean, as of any Trading Day, the lower of (i) the Closing Price and (ii) the trailing fifteen (15) day VWAP of the Common Shares of the Corporation.

“Open of Business” shall mean 9:00 a.m., New York City time, on any Business Day.

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Dividend Default” shall have the meaning ascribed to it in Section 6(d).

“Preferred Shares” shall mean any and all series of preferred shares of the Corporation, including the Series A First Preferred Shares and the Series B First Preferred Shares.

“Preferred Share Director” shall have the meaning ascribed to it in Section 6(d).

“Purchased Shares” shall have the meaning ascribed to it in Section 10(a)(3).

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares have the right to receive any cash, securities or other property or in which the Common Shares (or other applicable security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract, the constating documents of the Corporation or otherwise and, with respect to the right of a shareholder to vote on any matter at a meeting of shareholders, the date fixed by the Corporation as the record date for the determination of shareholders entitled to vote at the meeting or, if no such record date is established, the date such vote is taken or any written resolution of shareholders is established).

“Redemption Value” shall initially mean US $1,000.00 per share of Series A First Preferred Shares, as adjusted pursuant to Section 4(c).

“Reorganization Event” shall have the meaning ascribed to it in Section 10(j).

“Restricted Cash” shall mean (i) any cash or cash equivalents identified on the balance sheet of the Corporation and its Subsidiaries as “restricted” and (ii) any amount to the extent that the distribution thereof to the Corporation or use thereof by the Corporation for the repayment of its consolidated Indebtedness is restricted or prohibited by law or contract.

“Series A First Preferred Shares” shall have the meaning ascribed to it in Section (A).

“Series B First Preferred Shares” shall have the meaning ascribed to it in Section (A).

“Significant Subsidiary” shall mean any Subsidiary of the Corporation that would be a “Significant Subsidiary” of the Corporation within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission, determined as of the date of the latest audited consolidated financial statements of the Corporation and its consolidated Subsidiaries.

“Subsidiary” shall mean any company or corporate entity for which the Corporation owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of such company or corporate entity).

“Trading Day” shall mean any Business Day on which the Common Shares are traded, or able to be traded, on the principal United States securities exchange on which the Common Shares are listed or admitted to trading.

“Trigger Event” shall have the meaning ascribed to it in Section 10(a)(5).

“Voting Shares” shall mean Equity Securities of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of the Corporation (without regard to whether or not, at the relevant time, Equity Securities of any other class or classes (other than Common Shares) shall have or might have voting power by reason of the happening of any contingency).

“VWAP” shall mean the volume-weighted average prices for a Common Share or similar equity interest distributed to holders of Common Shares on the principal United States securities exchange on which such Common Share or equity interest trades, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one Common Share or equity interest on such Trading Day determined, using a volume-weighted average method by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for such purpose by the Corporation).

Section 14. Headings. The headings of the paragraphs hereof are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 15. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any Series A First Preferred Share as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 16. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 17. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed transfer agent, conversion agent (the “Conversion Agent”), registrar and paying agent for the Series A First Preferred Shares shall initially be the Corporation. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided, that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A First Preferred Shares.

SCHEDULE B

SERIES B NON-CONVERTIBLE FIRST PREFERRED SHARES

Section 1. Authorized. The Corporation shall be authorized to issue an unlimited number of Series B non-convertible first preferred shares (“Series B First Preferred Shares”). Series B First Preferred Shares redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and not restored to the status of authorized but unissued Shares of the series. The number of authorized Series B First Preferred Shares may be increased or decreased by the approval of the holders of a majority of the outstanding Series B First Preferred Shares, voting as a separate series, provided that there shall be no decrease in the number of authorized Series B First Preferred Shares to a number less than the number of such series then issued and outstanding.

Section 2. Currency. All payments and distributions on Series B First Preferred Shares or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

Section 3. Ranking.

(a) The Series B First Preferred Shares shall, with respect to the payment of dividends and upon Liquidation rank senior to each other class or series of shares of the Corporation (other than the Series A First Preferred Shares), whether now outstanding or hereafter issued, including, without limitation, the common shares of the Corporation (the “Common Shares”), the Second Preferred Shares and the Convertible Participating Voting Second Preferred Shares, Series 1 (all such junior shares being referred to hereinafter collectively as “Junior Shares”).

(b) The Series B First Preferred Shares shall, with respect to the payment of dividends and rights upon Liquidation rank equally with the Series A First Preferred Shares of the Corporation, whether now outstanding or hereafter issued.

Section 4. Dividends.

(a) The holders of Series B First Preferred Shares shall be entitled to receive a quarterly fixed cumulative dividend in an amount equal to the applicable Dividend Rate (as defined herein) then in effect (the “Dividends”).

(b) Subject to applicable law, Dividends shall be declared and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a Business Day, in which event such Dividends shall be payable on the next succeeding Business Day, without accrual to the actual payment date), commencing on January 1, 2015 (each such payment date being a “Dividend Payment Date,” and the period from the Issue Date of the Series B First Preferred Shares to the first Dividend Payment Date and each such quarterly period thereafter being a “Dividend Period”). The amount of Dividends payable on the Series B First Preferred Shares for any period shall be computed on the basis of a 360-day year and the actual number of days elapsed. Subject to Section 6(b)(7)(B) herein, such Dividends shall be paid to holders of Series B First Preferred Shares before any dividends shall be declared, set apart for or paid upon any Junior Shares.

(c) Dividends, whether or not declared, shall begin to accrue and be cumulative from the Issue Date and shall compound at the relevant rate on each subsequent Dividend Payment Date (i.e., no Dividends shall accrue on another Dividend unless and until any Dividend Payment Date for such other Dividends has passed without such other Dividends having been paid on such date, in which case Dividends will accrue on such unpaid Dividends). If the Corporation does not pay any Dividend in full in cash on any scheduled Dividend Payment Date, such Dividends will accrue at the then applicable Dividend Rate plus an additional two and one half percent (2.5%) per annum of the Redemption Value of each Series B First Preferred Share from such scheduled Dividend Payment Date to the date that all accumulated Dividends on the Series B First Preferred Shares have been paid in cash in full. Any Dividends accrued and not paid in cash pursuant to this Section 4(c) on each Dividend Payment Date shall be added to the Redemption Value until such Dividends are paid in cash in full. For the avoidance of doubt, Dividends shall accumulate whether or not in any Dividend Period there have been funds of the Corporation legally available for the payment of such Dividends.

(d) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Dividends then accumulated in cash, such cash dividend payment shall be distributed pro rata among the holders of Series B First Preferred Shares based upon the Redemption Value on the Series B First Preferred Shares then held by each such holder. When Dividends are not paid in full in cash, all Dividends paid in cash and any dividends paid in cash on Series A First Preferred Shares shall be paid pro rata so that the amount of Dividends paid in cash and any dividends on Series A First Preferred Shares paid in cash shall in all cases bear to each other the same ratio as accumulated Dividends and accumulated dividends on Series A First Preferred Shares bear to each other.

(e) All Dividends shall be paid in cash or accrued in accordance with Section 4(c).

(f) Dividends shall be payable to the holders of record of Series B First Preferred Shares as they appear on the register of the Corporation at the Close of Business on the relevant record date, which shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Dividend Payment Date.

Section 5. Liquidation, Dissolution or Winding Up.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any return of capital or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs (each, a “Liquidation”), the holders of Series B First Preferred Shares shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) legally available therefor, an amount per Series B First Preferred Share equal to the Redemption Value per share, plus an amount equal to any Dividends accumulated but unpaid thereon (whether or not declared) through the date of Liquidation (the “Liquidation Preference”). Holders of Series B First Preferred Shares will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 5(a) and will have no right or claim to any of the Corporation’s remaining assets.

(b) If, in connection with any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Series B First Preferred Shares and the corresponding amounts payable on the Series A First Preferred Shares, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c) For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation of the Corporation.

Section 6. Voting Rights; Consent Rights.

(a) The holders of Series B First Preferred Shares shall be entitled to notice of all meetings at which holders of Common Shares shall be entitled to vote; provided, however that, notwithstanding any such notice but subject to Section 6(b) and without limiting any class voting rights pursuant to applicable law, the holders of Series B First Preferred Shares shall not be entitled to vote on any matter presented to the holders of Common Shares of the Corporation for their action or consideration.

(b) In addition to, and not in substitution for, the rights and privileges afforded to the holders of a class of issued shares under applicable law, for so long as any Series B First Preferred Shares remain outstanding, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least two-thirds (2/3) of the then outstanding shares of Series B First Preferred Shares voting separately as a series, take any of the following actions:

(1) Any change, amendment, alteration or repeal (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) of any provisions of the Corporation’s Articles of Amalgamation or By-laws that amends, modifies or adversely affects the rights, preferences, privileges, conditions or voting powers of the Series B First Preferred Shares;

(2) Any issuance or reclassification of shares of the Corporation (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) that would rank equal or senior to the Series B First Preferred Shares, with respect to the Liquidation of the

Corporation or with respect to the declaration or payment of dividends, including, for the avoidance of doubt, the issuance of any Series B First Preferred Shares or Series A First Preferred Shares;

(3) Any voluntary initiation of any Liquidation of the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(4) Any material change to the tax or accounting policies of the Corporation, except any changes required by applicable law or pursuant to GAAP;

(5) Except where holders of another series of Preferred Shares of the Corporation have the right to appoint directors to the Board pursuant to these Articles of Amalgamation or contractual rights of the initial holders of Series A Preferred Shares to appoint directors to the Board after conversion of the Series A Preferred Shares to Common Shares, any increase in the number of members of the Board if such increase would result in the Board having more than eleven (11) members;

(6) Any incurrence, assumption or refinancing of any Indebtedness of the Corporation or any of its Subsidiaries to the extent that, immediately after giving effect to such incurrence, assumption or refinancing, the ratio of (A) the consolidated Indebtedness of the Corporation and its Subsidiaries that would be stated on the balance sheet of the Corporation and its Subsidiaries as of the date of determination (determined on a consolidated basis in accordance with GAAP) minus the lesser of (i) the amount of cash and cash equivalents (except for Restricted Cash) that would be stated on the balance sheet of the Corporation and its Subsidiaries and held by the Corporation and its Subsidiaries as of the date of determination (determined on a consolidated basis in accordance with GAAP) and (ii) $75,000,000 to (B) the EBITDA of the Corporation and its Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, assumed or refinanced (the “Reference Period”), would not be less than a ratio of 5.0-to-1.0 on a pro forma basis (calculated in accordance with GAAP and Regulation S-X promulgated by the United States Securities and Exchange Commission) after giving effect to such incurrence, assumption or refinancing and the use of the proceeds therefrom as if such events had occurred on the first day of the Reference Period, provided, however, in the case of any revolving credit facility, Indebtedness shall be deemed to be incurred on the date that the commitments are entered into and not on the date of subsequent borrowings and shall be deemed to be outstanding continuously until such revolving credit facility is terminated and, for this purpose, the amount of the commitment under the Credit Agreement shall be deemed to be equal to $328,000,000.

(7) Any declaration or payment of any dividend or distribution (or any money made available for a sinking fund for the payment of any dividend or distribution) upon any Junior Shares, or the redemption of any Junior Shares or any Series A First Preferred Shares, or the purchase for cancellation, payment or acquisition for any consideration (or any money made available for a sinking fund for the redemption) of any Junior Shares or any Series A First Preferred Shares by the Corporation, directly or indirectly; provided, however, that the foregoing limitation shall not apply to:

(A) purchases, redemptions or other acquisitions of Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Corporation or any of its Subsidiaries; or

(B) regular quarterly dividends to holders of Common Shares in an amount not to exceed US$0.06 per share; provided, however, that no dividends shall be declared or paid without a vote of the holders of Series B First Preferred Shares pursuant to this Section 6(b) if one or more quarterly Dividends have not been paid in full in cash on any Dividend Payment Date until such time as all such Dividends have been paid in full in cash; or

(8) Any issuance of Equity Securities by any Subsidiary of the Corporation to any Person other than the Corporation or a direct or indirect wholly-owned Subsidiary of the Corporation, any acquisition of Equity Securities of any Person other than a wholly-owned Subsidiary of the Corporation or any of its direct or indirect wholly-owned Subsidiaries, or any transfer or other transaction (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) resulting in the Corporation or any of its Subsidiaries owning Equity Securities of any Person other than a wholly-owned Subsidiary of the Corporation or any of its direct or indirect wholly-owned Subsidiaries.

Section 7. Taxes.

(a) The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on the issue of the Series B First Preferred Shares.

(b) Each holder of Series B First Preferred Shares and the Corporation agree to cooperate with each other in connection with any redemption of part of Series B First Preferred Shares and to use good faith efforts to structure such redemption so that such redemption may be treated as a sale or exchange pursuant to Section 302 of the Internal Revenue Code of 1986, as amended; provided, that nothing in this Section 7 shall require the Corporation to purchase any Series B First Preferred Shares; and provided, further, that the Corporation makes no representation or warranty in this Section 7 regarding the tax treatment of any redemption of Series B First Preferred Shares.

Section 8. Redemption and Repurchase.

(a) Holder Redemption Election. At any time after the date that is the nine year anniversary of the Issue Date, each holder of outstanding Series B First Preferred Shares shall have the right, but not the obligation, to elect to cause the Corporation to redeem any or all of such holder’s outstanding Series B First Preferred Shares by delivery to the Corporation of written notice thereof (the “Redemption Election”). Upon receipt of a Redemption Election from a holder of Series B First Preferred Shares, the Corporation shall redeem the number of outstanding Series B First Preferred Shares such holder has elected to redeem pursuant to such Redemption Election at a redemption price per share equal to (1) the sum of the Redemption Value per share of the Series B First Preferred Shares to be redeemed plus (2) an amount equal to any Dividends accumulated but unpaid thereon (whether or not declared) to but excluding the date of redemption.

(b) Corporation Redemption Election. The Series B First Preferred Shares may be redeemed, in whole or in part, at any time, at the option of the Corporation, upon giving notice of redemption pursuant to Section 8(d), at a redemption price per share equal to (1) the sum of the Redemption Value per share of the Series B First Preferred Shares to be redeemed plus (2) an amount equal to any Dividends accumulated but unpaid thereon (whether or not declared) to but excluding the date of redemption.

(c) Repurchase at the Option of the Holder Upon a Change of Control. Upon the occurrence of a Change of Control, each holder of Series B First Preferred Shares shall have the right to require the Corporation to repurchase, by irrevocable written notice to the Corporation, all or any portion of such holder’s Series B First Preferred Shares at a purchase price per share equal to the sum of (1) the Redemption Value per share of the Series B First Preferred Shares plus (2) an amount equal to accrued but unpaid Dividends (whether or not declared) on such Series B First Preferred Shares to but excluding the date of repurchase.

No earlier than sixty (60) days and no later than thirty (30) days prior to the occurrence of a Change of Control, the Corporation shall send notice by first-class mail, postage prepaid, addressed to the holders of record of the Series B First Preferred Shares at their respective last addresses appearing on the books of the Corporation stating (1) that a Change of Control is expected to occur, (2) the date that the Change of Control is expected to occur, (3) that all Series B First Preferred Shares tendered prior to a Business Day no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed shall be accepted for repurchase and (4) the procedures that holders of the Series B First Preferred Shares must follow in order for their Series B First Preferred Shares to be repurchased, including the place or places where certificates for such shares are to be surrendered for payment of the repurchase price. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series B First Preferred Shares designated for repurchase shall not affect the validity of the proceedings for the repurchase of any other Series B First Preferred Shares. The repurchase of Series B First Preferred Shares pursuant to this Section 8(c) shall occur simultaneously with the consummation of the Change of Control.

(d) Notice of Redemption at the Option of the Corporation. Notice of every redemption of Series B First Preferred Shares pursuant to Section 8(b) shall be given by first-class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption. Any notice mailed as provided in this Section 8(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series B First Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series B First Preferred Shares. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of the Series B First Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price in respect of such shares.

(e) Partial Redemption. In case of any redemption of part of the Series B First Preferred Shares at the time outstanding pursuant to this Section 8, the shares to be redeemed shall be redeemed pro rata. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which the Series B First Preferred Shares shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof. Without limiting any remedies that may be available to any holder of Series B First Preferred Shares, at law, in equity or otherwise, if on any date of redemption, the Corporation does not have sufficient funds legally available to redeem all of the outstanding Series B First Preferred Shares to be redeemed on such date in accordance herewith, the Corporation shall redeem only the number of such Series B First Preferred Shares that it has sufficient funds to redeem with such amount to be apportioned on a pro rata basis among the holders of such Series B First Preferred Shares, and the Corporation shall redeem such Series B First Preferred Shares that are not redeemed on such redemption date as soon as practicable after the Corporation has funds legally available therefor.

(f) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least US $1 billion and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three (3) years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 9. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 9 prior to or at the Close of Business on a Business Day and electronic confirmation of receipt is received by the sender, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than the Close of Business on any Business Day, (iii) the Business Day following the date of mailing, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, attention: Chief Executive Officer and General Counsel, or (ii) if to a holder of Series B First Preferred Shares, to the address or facsimile number appearing on the Corporation’s shareholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section 9. Notwithstanding the foregoing, if the Series B First Preferred Shares are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series B First Preferred Shares in any manner permitted by such facility.

Section 10. Certain Definitions.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” with respect to any person shall have the meaning specified pursuant to part 1.3 of National Instrument 46-106 – Prospectus and Registrations Exemptions, promulgated under the Securities Act (Ontario); provided, however, that (i) portfolio companies in which any person or any of its Affiliates has an investment shall not be deemed an Affiliate of such person, and (ii) the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of Crestview for purposes of the rights, privileges, restrictions and conditions of the Series B First Preferred Shares. For purposes of this definition,

“control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) when used in respect of any Person shall have the meaning specified pursuant to part 1.4 of National Instrument 46-106 – Prospectus and Registrations Exemptions, promulgated under the Securities Act (Ontario).

“Beneficially Own” shall mean to have “beneficial ownership” as such term is defined in the Canada Business Corporations Act and shall include, without limitation, any Person that “beneficially owns” securities for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, promulgated under the Securities Act (Ontario).

“Board” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Toronto, Ontario generally are authorized or obligated by law, regulation or executive order to close.

“Change of Control” shall mean the occurrence of any of the following:

(1) any Person (other than Crestview) shall Beneficially Own,

directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Corporation’s Equity Securities entitling such Person to exercise fifty percent (50%) or more of the total voting power of all classes of Voting Shares of the Corporation, which shall not include the Series A First Preferred Shares, other than an acquisition by the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s employee benefit plans (for purposes of this clause (1), “Person” shall include, without limitation, any syndicate or group);

(2) the Corporation (i) merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation conveys, sells, transfers or leases all or substantially all of the Corporation’s assets to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Shares are exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

(a) that does not result in a reclassification, conversion, exchange or cancellation of the Corporation’s outstanding Common Shares; or

(b) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Common Shares solely into common shares of the surviving entity; or

(c) where the Voting Shares outstanding immediately prior to such transaction are converted into or exchanged for Voting Shares of the surviving or transferee Person constituting a majority of the outstanding Voting Shares of such surviving or transferee Person (immediately after giving effect to such issuance) and no Person has the right to exercise fifty percent (50%) or more of the total voting power of all classes of Voting Shares of the Corporation which, for the avoidance of doubt, shall not include the Series A First Preferred Shares; or

(3) the Common Shares cease to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, Nasdaq Global Market or the Toronto Stock Exchange (or any of their respective successors); or

(4) any transaction or series of transactions having substantially the same effect as any of the foregoing.

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

“Common Shares” shall have the meaning ascribed to it in Section 3.

“Corporation” shall mean Cott Corporation.

“Credit Agreement” shall mean the Credit Agreement, dated as of August 17, 2010, among the Corporation, Cott Beverages Inc., a Georgia corporation, Cliffstar LLC, a Delaware limited liability company, and Cott Beverages Limited, a company organized under the laws of England and Wales, as Borrowers, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as UK Security Trustee, JPMorgan Chase Bank, N.A., as Administrative Agent and Administrative Collateral Agent, and General Electric Capital Corporation, as Co-Collateral Agent (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of April 19, 2012, as further amended by that certain Amendment No. 2 to Credit Agreement, dated as of July 19, 2012, as further amended by that certain Amendment No. 3 to Credit Agreement, dated as of October 22, 2013, as further amended by that certain Amendment No. 4 to Credit Agreement, dated as of May 28, 2014, and as amended on the Issue Date pursuant to that certain Amendment No. 5 but for the avoidance of doubt, without giving effect to any subsequent amendment, restatement, supplement or modification thereof).

“Crestview” shall mean Crestview DSW Investors, L.P. and any of its Affiliates, any successor entity and any other investment fund, vehicle or similar entity of which such person or an Affiliate, advisor or manager of such person serves as the general partner, manager or advisor.

“Dividend” shall have the meaning ascribed to it in Section 4(a).

“Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Dividend Period” shall have the meaning ascribed to it in Section 4(b).

“Dividend Rate” shall mean, in each case:

From the Issue Date until the first	10.0% per annum of the Redemption Value
anniversary of the Issue Date,	of each Series B First Preferred Share.

From the day after the first anniversary	11.0% per annum of the Redemption Value
of the Issue Date,	of each Series B First Preferred Share.

From the day after the second	12.0% per annum of the Redemption Value
anniversary of the Issue Date,	of each Series B First Preferred Share.

From the day after the third anniversary	13.0% per annum of the Redemption Value
of the Issue Date,	of each Series B First Preferred Share.

From the day after the fourth	14.0% per annum of the Redemption Value
anniversary of the Issue Date,	of each Series B First Preferred Share.

From the day after the fifth anniversary	15.0% per annum of the Redemption Value
of the Issue Date,	of each Series B First Preferred Share.

“EBITDA” shall have the meaning ascribed to it in the Credit Agreement.

“Equity Securities” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity securities issued by the Corporation.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Indebtedness” shall have the meaning ascribed to it in the Credit Agreement.

“Issue Date” shall mean December 12, 2014.

“Junior Shares” shall have the meaning ascribed to it in Section 3.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Shares” shall mean any and all series of preferred shares of the Corporation, including the Series A First Preferred Shares and the Series B First Preferred Shares.

“Redemption Value” shall initially mean US $1,000.00 per share of Series B First Preferred Shares, as adjusted pursuant to Section 4(c).

“Reference Period” shall have the meaning ascribed to it in Section 6(b)(6).

“Restricted Cash” shall mean (i) any cash or cash equivalents identified on the balance sheet of the Corporation and its Subsidiaries as “restricted” and (ii) any amount to the extent that the distribution thereof to the Corporation or use thereof by the Corporation for the repayment of its consolidated Indebtedness is restricted or prohibited by law or contract.

“Series A First Preferred Shares” shall have the meaning ascribed to it in Section (A).

“Series B First Preferred Shares” shall have the meaning ascribed to it in Section (A).

“Significant Subsidiary” shall mean any Subsidiary of the Corporation that would be a “Significant Subsidiary” of the Corporation within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission, determined as of the date of the latest audited consolidated financial statements of the Corporation and its consolidated Subsidiaries.

“Subsidiary” shall mean any company or corporate entity for which the Corporation owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of such company or corporate entity).

“Voting Shares” shall mean Equity Securities of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of the Corporation (without regard to whether or not, at the relevant time, Equity Securities of any other class or classes (other than Common Shares) shall have or might have voting power by reason of the happening of any contingency).

Section 11. Headings. The headings of the paragraphs hereof are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 12. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any Series B First Preferred Share as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 13. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 14. Transfer Agent, Registrar and Paying Agent. The duly appointed transfer agent, registrar and paying agent for the Series B First Preferred Shares shall initially be the Corporation. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided, that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series B First Preferred Shares.